UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

SOVEREIGN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

RELATIONAL INVESTORS LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

For more information contact:

 Sandi Christian

 (858) 704-3335

slc@rillc.com

RELATIONAL RESPONDS TO SIDHU COMMENTS AND

NOTES MAJOR CONTRADICTION

SAN DIEGO, CA, November 2, 2005 — During a presentation today at an investor’s conference sponsored by Ryan Beck & Co., Inc., Jay S. Sidhu, Chairman and CEO of Sovereign Bancorp, Inc. (NYSE: SOV) made the following statement in response to a question about whether Sovereign would consider an alternate bid:

“…the question was, if somebody came up with a very high price for Sovereign, and wouldn’t we look at that.  No question about it, if somebody came up with a very high price which was covered, I mean this deal can be, there are consequences, it’s like $100 million break up fee here and $100 million break up fee there and those kind of things you know and if all those deals all those things and all those issues showed that it was a better transaction for us that was put on the table, we would definitely look at it.” (emphasis added)

This statement appears to directly and unequivocally contradict the plain language on page 1 of Sovereign’s form 8-K filed with the Securities and Exchange Commission on October 27, 2005, purporting to provide a summary of Sovereign’s recent agreement with Santander.

In relevant part, the filing states “…beginning on October 24, 2005, and ending at the Closing under the Investment Agreement…Sovereign cannot solicit, respond to or accept a third party proposal to acquire Sovereign…”

Mr. Sidhu’s statements are extremely confusing and misleading.  If Sovereign’s agreement with Santander has been modified, or if there is another explanation for the seeming contradiction, we request that the Company make a prompt and thorough disclosure clarifying Mr. Sidhu’s comments.

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.0 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s Preliminary Proxy Materials

On October 20, 2005, Relational Investors LLC (“Relational”), together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005.

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